SUBSIDIARIES OF REGISTRANT                                         Exhibit 21

The subsidiaries of MidAmerica Bancorp are listed below. Each of the companies with the exception of MidAmerica Bank, F.S.B., which is a Federal Savings Bank organized under laws of the United States, is incorporated in the state of Kentucky.


               Bank of Louisville

               MidAmerica Gift Certificate Company

               Eton Life Insurance Company

               MidAmerica Data Processing Inc.

               MidAmerica Property Management Company

               MABC Leasing Company

               MidAmerica Bank, F.S.B.

               Mid-America Money Order Company (sold January 8, 1998)